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                                                                  EXHIBIT 3.2(C)


                           CERTIFICATE OF DESIGNATION,
                      POWERS, PREFERENCES AND RIGHTS OF THE
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                               PRACTICEWORKS, INC.


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                  Pursuant to the provisions of Section 151(g)

                        of the General Corporation Law of

                              the State of Delaware

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         PracticeWorks, Inc. (the "Corporation"), a corporation organized and validly existing under the General Corporation Law of the State of Delaware, filed its original Certificate of Incorporation with the Division of Corporations on August 10, 2000. Under the provisions of and subject to the requirements of Section 151(g) of the General Corporation Law of the State of Delaware, the undersigned, desiring to set the designation, powers, preferences and rights of the authorized but unissued preferred stock of the Corporation, does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation as of __________, 2001.

         WHEREAS, the Certificate of Incorporation, dated August 10, 2000 (the "Certificate of Incorporation"), authorizes a class of stock designated as preferred stock (the "Preferred Stock"), comprising 20,000,000 shares, par value $.01 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Corporation, within the limitations and restrictions stated in the Certificate of Incorporation, to fix or alter the voting powers, designations, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any series of Preferred Stock within the limitations set forth in the Delaware General Corporation Law;

         WHEREAS, it is the desire of the Board of Directors of the Corporation to designate one new series of Preferred Stock and to fix the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as provided herein (this "Certificate of Designations").

         NOW, THEREFORE, BE IT RESOLVED, that the Corporation does hereby designate 100,000 shares of the authorized but unissued Preferred Stock as Series C Convertible Preferred Stock (the "Series C Convertible Preferred Stock") and does hereby fix the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Series C Convertible Preferred Stock to be as follows:



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                      SERIES C CONVERTIBLE PREFERRED STOCK

1. Number of Shares and Designation. 100,000 shares of the authorized, but undesignated Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of the Preferred Stock designated as Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock may be issued only to Crescent International Ltd., or an affiliate thereof.

2. Definitions. Capitalized terms used herein and not otherwise defined shall have the following meanings:

         "Closing Bid Price" shall mean the closing bid price of the Common Stock as reported by Bloomberg L.P.

         "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation.

         "Conversion Date" shall mean the date of conversion as set forth in the applicable conversion notice delivered pursuant to Section 8.

         "Conversion Price" shall mean the lower of (i) the Fixed Conversion Price or (ii) the average of the lowest three consecutive Closing Bid Prices during the 22 Trading Day period immediately preceding the Conversion Date, provided that in no event shall the Conversion Price be less than the Minimum Conversion Price.

         "Conversion Ratio" shall have the meaning ascribed to such term in
         Section 8(a).

         "Corporation Redemption Notice" shall have the meaning ascribed to such term in Section 7(a).

         "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Fixed Conversion Price" shall mean 107.5% of the Reference Price.

         "Holder Redemption Notice" shall have the meaning ascribed to such term in Section 7(b).

         "Issue Date" shall mean the date of issuance of the shares of Series C Convertible Preferred Stock.

         "Liquidation Preference" shall have the meaning ascribed to such term in Section 6(a).

         "Minimum Conversion Price" shall mean 75% of the Reference Price, provided that beginning 18 months after the Issue Date, the Minimum Conversion Price shall decrease on the first day of each calendar month by an amount equal to 7.5% of the Reference Price.

         "Principal Market" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, the Electronic Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

         "Redemption Date" shall mean, as the context so requires, (i) the date which is ten Trading Days from the date a Corporation Redemption Notice is delivered by the Corporation to the holders of Series C Convertible Preferred Stock pursuant to Section 7(a) or (ii) the date which is ten Trading Days from the date a Holder Redemption Notice is delivered by the holders of Series C Convertible Preferred Stock to the Corporation pursuant to Section 7(b).


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         "Reference Price" shall mean the average of the Closing Bid Prices for the 50 consecutive Trading Days immediately following the consummation of the pro rata distribution to holders of common stock, par value $0.001 per share, of InfoCure Corporation, a Delaware corporation and the indirect parent of the Corporation, of all of the Common Stock of the Corporation.

         "Securities Act" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Trading Day" shall mean any day during which the Principal Market shall be open for business.

3. Rank. The shares of Series C Convertible Preferred Stock shall, with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation, rank (i) senior and prior to the Common Stock and any other class or series of capital stock of the Corporation currently or hereafter issued, other than the Parity Securities (as defined below), (collectively, the "Junior Securities"), and (ii) on parity with the Series A Convertible Preferred Stock, par value $0.01 per share, of the Corporation, the Series B Convertible Preferred Stock, par value $0.01 per share of the Corporation and any other class or series of preferred stock of the Corporation hereafter issued, the terms of which specifically provide that shares of such class or series of preferred stock shall rank pari passu with the Series C Convertible Preferred Stock (collectively, the "Parity Securities").

4.       Voting Rights.

         (a) Each outstanding share of Series C Convertible Preferred Stock shall entitle the holder thereof to vote, in person or by proxy or written consent, at a special or annual meeting of stockholders or in connection with any stockholder action taken in lieu of a meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock and voting together as a single class with the Common Stock (and with any other shares, if any, entitled to vote on such action). With respect to any such vote, each share of Series C Convertible Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series C Convertible Preferred Stock into shares of Common Stock hereof at a Conversion Price equal to the Reference Price on the record date for determining the stockholders of the Corporation eligible to vote on any such matters or, if no record date is established, on the date such vote is taken or any written consent of the stockholders is solicited; provided, that in no event shall all outstanding shares of Series C Convertible Preferred Stock together with any shares of Common Stock into which shares of Series C Convertible Preferred Stock were converted (provided such shares of Common Stock are held by holders of Series C Convertible Preferred Stock) constitute more than 9.9% of the voting power of the Corporation.

         (b) Notwithstanding anything herein to the contrary, so long as any shares of Series C Convertible Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiaries not to, without the affirmative vote of the holders of a majority of the shares of the Series C Convertible Preferred Stock then outstanding, (i) alter or change adversely the absolute or relative powers, preferences or rights given to the Series C Convertible Preferred Stock, (ii) alter or amend this Certificate of Designations, (iii) authorize or create any class or series of stock ranking as to distribution of assets upon a liquidation or otherwise senior to the Series C Convertible Preferred Stock, (iv) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Series C Convertible Preferred Stock, (v) increase the authorized number of shares of Series C Convertible Preferred Stock or (vi) enter into any agreement with respect to the foregoing.


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5.       Dividends. The holders of shares of Series C Convertible Preferred
Stock shall not be entitled to receive dividends.

6.       Liquidation.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of outstanding Junior Securities, including, but not limited to, the Common Stock, the holders of outstanding shares of Series C Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation at the time legally available therefor, in exchange for their shares of Series C Convertible Preferred Stock an amount in cash equal to $50.00 per share of Series C Convertible Preferred Stock, as adjusted for stock splits, stock dividends, recapitalizations and other similar events (the "Liquidation Preference"), plus an amount per share per annum in cash equal to 6.5% of the Liquidation Preference, accruing from the Issue Date until the date on which the Liquidation Preference for each share of Series C Convertible Preferred Stock has been paid in full, on a pari passu basis with the rights of the holders of any Parity Securities. If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation available therefor shall be insufficient to permit the payment in full to the holders of outstanding shares of Series C Convertible Preferred Stock of the preferential liquidation amounts to which they are then entitled pursuant to the provisions of this clause (a), the entire assets of the Corporation thus distributable shall be distributed among the holders of outstanding shares of Series C Convertible Preferred Stock and any Parity Securities ratably, in proportion to the full amounts to which such holders would otherwise be entitled if such assets were sufficient to permit payment in full.

         (b) Upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after the payment in full to the holders of outstanding shares of Series C Convertible Preferred Stock and any Parity Securities of the preferential liquidation amounts to which they are then entitled pursuant to the provisions of clause (a) above, the holders of outstanding shares of Series C Convertible Preferred Stock shall not be entitled to participate in any further distributions made to the holders of the Common Stock or any other class of Junior Securities.

         (c) At the option of the holders of a majority of the issued and outstanding Series C Convertible Preferred Stock, the sale of all or substantially all of the assets of the Corporation, the sale of a majority of the outstanding Common Stock of the Corporation or the merger of the Corporation with or into another corporation shall be deemed to be a dissolution, liquidation or winding up of the Corporation.

7.       Redemption.

         (a) Redemption by the Corporation. If at any time prior to the fourth anniversary of the Issue Date, the applicable Conversion Price is less than 75% of the Reference Price, any or all of the outstanding shares of Series C Convertible Preferred Stock shall at the option of the Corporation and upon 10 Trading Days prior written notice by the Corporation (the "Corporation Redemption Notice") to the holders of Series C Convertible Preferred Stock, be subject to redemption by the Corporation on the Redemption Date, for a purchase price per share payable in cash in immediately available funds equal to either
(a) 115% of the Liquidation Preference if the Redemption Date is prior to the first anniversary of the Issue Date, (b) 130% of the Liquidation Preference if the Redemption Date is on or after the first anniversary of the Issue Date but prior to the second anniversary of the Issue Date, (c) 145% of the Liquidation Preference if the Redemption Date is on or after the second anniversary of the Issue Date but prior to the third anniversary of the Issue Date, or (d) 160% of the Liquidation Preference if the Redemption Date is on or after the third anniversary of the Issue Date but prior to the fourth anniversary of the Issue Date



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(such amount determined in accordance with the foregoing is hereinafter referred to as the "Corporation Redemption Amount"). If less than all of the shares of Series C Convertible Preferred Stock are redeemed, such redemption shall be pro rata among the holders thereof. Notwithstanding the foregoing, the Corporation shall not be permitted to redeem shares of Series C Convertible Preferred Stock with respect to which the holders of such shares have previously given notice to the Corporation of such holders' intent to convert such shares of Series C Convertible Preferred Stock into shares of Common Stock in accordance with
Section 8 hereof.

         (b) Redemption by the Holder. At any time on or after the fourth anniversary of the Issue Date, any or all of the outstanding shares of Series C Convertible Preferred Stock shall, upon the written request of the holders of a majority of the issued and outstanding Series C Convertible Preferred Stock (the "Holder Redemption Notice"), be subject to redemption by the Corporation on the Redemption Date, for a purchase price per share payable in cash in immediately available funds equal to 175% of the Liquidation Preference (the "Holder Redemption Amount").

         (c) If on the Redemption Date, any portion of the Corporation Redemption Amount or the Holder Redemption Amount, as applicable, shall not be paid by the Corporation, liquidated damages shall accrue thereon at the rate of 2% per month (which amount shall not constitute a penalty) until either (i) the Corporation Redemption Amount or the Holder Redemption Amount, as applicable, plus all such liquidated damages is paid in full or (ii) the date on which all shares of Series C Convertible Preferred Stock subject to redemption by the Corporation have been converted into shares of Common Stock pursuant to Section 8 hereof. If default shall be made by the Corporation on any Redemption Date in providing funds for the payment of the Corporation Redemption Amount or the Holder Redemption Amount, as applicable, all rights of the holders of the shares of Series C Convertible Preferred Stock surrendered for redemption with respect to such shares shall be reinstated, including without limitation the right of such holders to convert shares of Series C Convertible Preferred Stock into shares of Common Stock pursuant to Section 8 hereof.

         (d) From and after any Redemption Date, unless default shall be made by the Corporation on such Redemption Date in providing funds for the payment of the Corporation Redemption Amount or the Holder Redemption Amount, as applicable, all rights of the holders of the shares of Series C Convertible Preferred Stock surrendered for redemption, except the right to receive the Corporation Redemption Amount or the Holder Redemption Amount, as applicable, in respect of such shares, shall cease and terminate with respect to such shares of Series C Convertible Preferred Stock surrendered for redemption only.

         (e) Mechanics of Redemption. A Corporation Redemption Notice may be delivered to the holders of Series C Convertible Preferred Stock via facsimile, and upon receipt of such notice each holder shall deliver written acknowledgment thereof via facsimile to the Corporation. A Holder Redemption Notice may be delivered to the Corporation via facsimile, and upon receipt of such notice the Corporation shall deliver written acknowledgment thereof via facsimile to each holder. The redemption of the shares of Series C Convertible Preferred Stock upon any Redemption Date shall take place at the principal place of business of the Corporation. On such Redemption Date, the Corporation shall tender the Corporation Redemption Amount or the Holder Redemption Amount, as applicable, by wire transfer of immediately available funds to an account designated in writing by each holder. Upon receipt of the Corporation Redemption Amount or the Holder Redemption Amount, as applicable, each holder of the certificate or certificates representing the shares of Series C Convertible Preferred Stock being redeemed shall promptly deliver such certificate or certificates to the Corporation at its principal place of business.


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8.       Conversion.

         (a) Conversion by the Holder. Subject to the provision for adjustment set forth below and subject to paragraph (c) below, each share of the Series C Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time after the first anniversary of the Issue Date, into a number of shares of Common Stock equal to the then effective Conversion Ratio; provided, however, that with respect to any shares of Series C Convertible Preferred Stock for which the Corporation has delivered a Corporation Redemption Notice to the holder, the holder shall have no right to exercise such conversion right prior to the Redemption Date corresponding to such Corporation Redemption Notice. As used herein, the "Conversion Ratio," determined as of any date, shall equal the number of shares of Common Stock into which one share of Series C Convertible Preferred Stock is convertible pursuant to this Section 8, which shall be determined by dividing $50.00 by the then effective Conversion Price. The Conversion Ratio shall be subject to adjustment as provided in Section 8(f).

         (b) Conversion by the Corporation. Subject to the provision for adjustment set forth below and subject to paragraph (c) below, each share of the Series C Convertible Preferred Stock shall be convertible at the option of the Corporation at any time after the Issue Date into a number of shares of Common Stock equal to the then effective Conversion Ratio, provided that:

                  (i) the shares of Common Stock issuable upon such conversion may be sold by the holder (1) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission or (2) without registration and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act;

                  (ii) the Closing Bid Prices for each of the 22 Trading Days immediately preceding the date on which a conversion notice is delivered pursuant to paragraph (e)(ii) of this Section 8 is equal to or greater than 280% of the Reference Price;

                  (iii) unless otherwise agreed to in writing by the holder, the number of shares of Common Stock issuable upon such conversion is less than or equal to twice the average daily trading volume of the Common Stock on the Principal Market for the 22 Trading Day period immediately preceding the date on which a conversion notice is delivered pursuant to paragraph (e)(ii) of this
Section 8; and

                  (iv) at least (1) 22 Trading Days have elapsed since the holders of Series C Convertible Preferred Stock have exercised their conversion rights pursuant to paragraph (a) above and since the Corporation has exercised its conversion rights pursuant to this paragraph (b) or (2) 90 calendar days have elapsed since the holder has sold shares of Common Stock in reliance under the provisions of Rule 144(k) under the Securities Act.

         (c)      Limitations on Conversion.

                  (i) At no time may the holders of the Series C Convertible Preferred Stock or the Corporation exercise any conversion rights pursuant to this Section 8 such that the number of shares of Common Stock to be received pursuant to such exercise aggregated with all other shares of Common Stock owned by the Series C Convertible Preferred Stock holder beneficially or deemed beneficially owned (as such term is defined in Rule 13(d) under the Exchange Act) by the Series C Convertible Preferred Stock holder


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and its affiliates would result in the Series C Convertible Preferred Stock holder and its affiliates owning more than 9.9% of all such Common Stock as would be outstanding on such Conversion Date, as determined in accordance with
Section 13(d) of the Exchange Act.

                  (ii) At no time may the holders of the Series C Convertible Preferred Stock or the Corporation exercise any conversion rights pursuant to this Section 8 such that the number of shares of Common Stock to be received pursuant to such exercise aggregated with all other shares of Common Stock previously issued upon conversion of shares of Series C Convertible Preferred Stock would exceed 20% of the shares of Common Stock outstanding as of the Conversion Date.

         (d) The Corporation shall at all times reserve and keep available for issuance upon the conversion of Series C Convertible Preferred Stock, free from any preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series C Convertible Preferred Stock, such number of shares of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series C Convertible Preferred Stock, together with all accrued but unpaid dividends thereon, into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series C Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, fully paid, nonassessable and freely tradeable.

         (e)      Mechanics of Conversion.

                  (i) Conversion by the Holder. Conversion of Series C Convertible Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the principal place of business of the Corporation of certificates representing Series C Convertible Preferred Stock to be converted, accompanied by a written notice in a form agreed to by the Corporation and the holders of Series C Convertible Preferred Stock, stating that such holder elects to convert all or a specified portion of such Series C Convertible Preferred Stock in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the address or addresses to which such holder wishes such certificate(s) to be delivered. Any such conversion notice may be delivered to the Corporation via facsimile, and upon receipt of a conversion notice the Corporation will deliver written acknowledgement thereof via facsimile to the holders of Series C Convertible Preferred Stock so electing to convert shares of Series C Convertible Preferred Stock.

                  (ii) Conversion by the Corporation. To effect a conversion of Series C Convertible Preferred Stock, the Corporation is required to give holders of record of Series C Convertible Preferred Stock 10 Trading Days' prior written notice in a form agreed to by the Corporation and the holders of Series C Convertible Preferred Stock, stating the intent of the Corporation to require such holders to convert shares of Series C Convertible Preferred Stock pursuant to paragraph (b) of this Section 8. Any such notice may be delivered to the holders of Series C Convertible Preferred Stock via facsimile, and upon receipt of such notice the holder will deliver written acknowledgement thereof via facsimile to the Corporation. On or before the conversion date set forth in the applicable notice, each holder of shares of Series C Convertible Preferred Stock shall surrender to the Corporation at the principal place of business of the corporation certificates representing Series C Convertible Preferred Stock to be converted.

                  (iii) The Corporation shall pay the issue and transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Series C Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three Trading Days



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after the surrender of such certificates representing Series C Convertible
Preferred Stock, the Corporation shall deliver or cause to be delivered to the address stated in the conversion notice (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of Series C Convertible Preferred Stock being converted shall be entitled and (ii) if less than all of the shares represented by the surrendered certificates are being converted, a new certificate representing the number of shares of Series C Convertible Preferred Stock which remains outstanding upon such partial conversion. Such conversion shall be deemed to have been made at the close of business on the applicable Conversion Date so that the rights of the holder thereof as to Series C Convertible Preferred Stock being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the persons entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (iv) If the Corporation fails to deliver to the holder such certificate or certificates pursuant to this Section 8 on or prior to the third Trading Day after the date the holder surrenders to the Corporation the certificates to be converted (the "Delivery Date"), the Corporation shall, at the holder's option, either (1) redeem from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such holder, as requested by such holder for the Redemption Price (as such term is defined below) or (2) pay to such holder liquidated damages on the Redemption Price of 2% per month in cash to such holder, occurring from such third Trading Day following the Delivery Date until the date certificates are delivered by the Corporation to such holder. If such holder opts to redeem any number of shares of Series C Convertible Preferred Stock pursuant to this
Section 8(e)(iv), then the Corporation shall immediately redeem, from funds legally available therefor at the time of such redemption, such number of shares of Series C Convertible Preferred Stock then held by such holder, as requested by such holder. The redemption price (the "Redemption Price") shall be equal to the number of shares of Series C Convertible Preferred Stock then held by such holder multiplied by (1) the average Closing Bid Price of the Corporation's Common Stock for the five Trading Days immediately preceding the Delivery Date multiplied by (2) the Conversion Ratio calculated on the Delivery Date. If the holder has requested that the Corporation redeem shares of Series C Convertible Preferred Stock pursuant to this Section 8(e)(iv) and the Corporation fails for any reason to pay the Redemption Price referenced above within seven days after such notice is deemed delivered pursuant to this Section 8(e)(iv), the Corporation will pay liquidated damages on the Redemption Price at a rate of 2% per month in cash to such holder, accruing from such seventh day until the Redemption Price and any accrued liquidated damages thereon is paid in full. Nothing herein shall limit a holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein including, without limitation, damages relating to any Conversion Buy-In (as such term is defined below), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                  (v) In addition to any other rights available to the holder, if the Corporation fails to deliver to the holder such certificate or certificates pursuant to this Section 8 by the Delivery Date and after the Delivery Date the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver to the satisfaction of a sale by such holder of the shares underlying the Series C Convertible Preferred Stock which the holder anticipated receiving on the Delivery Date upon such conversion (a "Conversion Buy-In"), then the Corporation shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) the amount by which (A) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock purchased for a Conversion Buy-In exceeds
(B) the aggregate Conversion Price for the number of shares of Common Stock in the Conversion Buy-In for which such conversion was not timely honored. For example, if the


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holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Conversion Buy-In with respect to an attempted conversion of $10,000 aggregate Conversion Price for the number of shares of Common Stock in the Conversion Buy-In, the Corporation shall be required to pay the holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Conversion Buy-In.

         (f)      Adjustments.

                  (i) Subdivision or Combination of Shares; Stock Dividends. In the event of any change in the number of issued and outstanding shares of Common Stock of the Corporation by reason of any stock split, stock dividend, subdivision, or combination of shares, or any other change in the corporate or capital structure of the Corporation which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) shares of stock, other securities, money or property with respect to Common Stock (each such event, a "Diluting Event"), then the Conversion Price, Fixed Conversion Price and Minimum Conversion Price in effect on the effective date thereof shall be adjusted to that price determined by multiplying each of the Conversion Price, Fixed Conversion Price and Minimum Conversion Price in effect immediately prior to such Diluting Event by a fraction (A) the numerator of which shall be the total number of outstanding shares of Common Stock of the Corporation immediately prior to such Diluting Event and (B) the denominator of which shall be the total number of outstanding shares of Common Stock of the Corporation immediately after such Diluting Event. Any adjustment made pursuant to this subparagraph (i) shall become effective immediately as of the effective date of such Diluting Event or, if the Corporation shall take a record of holders of its Common Stock for the purpose of such Diluting Event, as of such record date, whichever is earlier; provided, that if the Corporation shall set such a record date, and before the effective date of such Diluting Event, legally abandon its plan to effect such Diluting Event, then no adjustment in the Conversion Price, Fixed Conversion Price or Minimum Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                  (ii) Reorganization, Reclassification, Merger or Sale. In the event the Corporation effects any recapitalization, reorganization, reclassification, consolidation, spin-off, distribution, conversion or exchange of shares, any merger or sale of all or substantially all of the Corporation's assets or any other change in the corporate or capital structure of the Corporation, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) shares of stock, other securities, money or property with respect to or in exchange for Common Stock (each such event, an "Organic Change"), then the holders of shares of Series C Convertible Preferred Stock shall have the right to receive the kind and amount of shares of stock, other securities, money or property receivable upon such Organic Change, had the holder converted shares of Series C Convertible Preferred Stock immediately prior to such Organic Change or the record date therefor, and an appropriate provision for the foregoing shall be made by the Corporation as part of any such Organic Change. An adjustment made pursuant to this subparagraph (ii) shall become effective at the close of business on the day upon which such Organic Change becomes effective. The provisions of this subparagraph (ii) shall not apply to any event for which an adjustment is made pursuant to subparagraph (i) above, unless the holders of Common Stock are entitled to an adjustment pursuant to both subparagraph (i) and
(ii), in which case an adjustment shall be made pursuant to both subparagraph
(i) and (ii) with respect to outstanding shares of Series C Convertible Preferred Stock.


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         (g)      Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of the Series C Convertible Preferred Stock. If any conversion of any shares of Series C Convertible Preferred Stock would create a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher whole number of shares

9. Notice of Adjustment. Upon any adjustment of the Conversion Price and the Conversion Ratio then in effect pursuant to the provisions of Section 8, then, and in each such case, the Corporation shall promptly deliver to each of the holders of Series C Convertible Preferred Stock a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price and Conversion Ratio then in effect following such adjustment. Where appropriate, such notice to the holders of Series C Convertible Preferred Stock may be given in advance.

10. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid,
(iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: if to the Corporation to its offices at 1765 The Exchange, Suite 300, Atlanta, GA 30339,
Attention: President, Facsimile: (770) 857-1300, and if to a holder of Series C Convertible Preferred Stock, to such holder at the address or facsimile number of such holder as listed in the stock record books of the Corporation, or to such other address as the Corporation or the holder, as the case may be, shall have designated upon ten day's prior written notice similarly given.


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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized representative as of ______________, 2001.


                                          PRACTICEWORKS, INC.


                                          By:
                                              ---------------------------------
                                               Name:
                                               Title:



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